Filed pursuant to Rule 424(b)(3)
                                              Registration Statement No. 2-69458

PROSPECTUS                                              Registration No. 2-69458

                    CANADIAN DERIVATIVES CLEARING CORPORATION

                      Exchange Traded Put and Call Options

      This prospectus pertains to put and call options ("Puts" and "Calls," or, collectively, "Options") that may be purchased or sold in transactions on the Bourse de Montreal Inc. (the "Bourse").

      The Options covered by this prospectus are issued by Canadian Derivatives Clearing Corporation (the "Corporation"). Each Option relates to a particular Underlying Interest (a security listed on a recognized securities exchange, or a long-term Canadian government bond) or to various Canadian stock indices. These Options are not listed or traded on any securities exchanges in the United States, although certain of the underlying securities are traded on one or more U.S. exchanges. Several U.S. exchanges are currently trading standardized options ("U.S. Options") on foreign securities listed on U.S. exchanges, including certain of the securities of Canadian issuers underlying the Options offered hereby. Although the terms and procedures applicable to the Options offered hereby and U.S. Options are similar, they are not identical in all respects, they are not interchangeable and there may be additional risks for U.S. investors as the result of trading in a foreign market in a foreign currency. Investors may consult their U.S. brokers to determine whether such U.S. Options are available.

      An options disclosure document entitled "The Characteristics and Risks of Listed Canadian Options" containing a description of the risks of options transactions is required to be furnished to option investors and may be obtained from their brokers, the Bourse or the Corporation. The financial statements and certain additional information required by Part II of the Registration Statement, other than exhibits, can be obtained without charge upon request from the Corporation. The exhibits required by Part II of the Registration Statement can be inspected at the offices of the Corporation or obtained from the Corporation or the Securities and Exchange Commission, upon payment of an applicable fee or from the Securities and Exchange Commission's internet address: http://www.sec.gov.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

BOTH THE PURCHASE AND WRITING OF OPTIONS MAY INVOLVE SPECULATIVE RISKS, WHICH ARE NOT SUITABLE FOR MANY INVESTORS.

                 The date of this Prospectus is April 26, 2004.

      Both the purchase and writing of Options involve a high degree of risk and are not suitable for many investors. Such transactions should be entered into only by investors who have read and understand the disclosure booklet and, in particular, who understand the nature and extent of their rights and obligations and are aware of the risks involved. U.S. investors may face certain difficulties in seeking to avail themselves of various remedies under United States or Canadian securities laws.

      U.S. investors may face certain difficulties in seeking to avail themselves of various remedies under United States or Canadian securities laws (see "Risks of Trading in Canadian Securities"). No person has been authorized to give any information or to make any representations, other than those contained in this prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Corporation or the Bourse. This prospectus does not constitute an offer to sell Options in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer. Options will only be sold in Florida by dealers registered with the Department of Banking and Finance. The delivery of this prospectus does not imply that the information herein is correct as of any time subsequent to its date.

      Notice to Florida Residents: The Options were initially registered for sale to Florida residents on July 1, 1997 and are currently registered in Florida.

      Notice to Nebraska Residents: Options will only be sold in Nebraska by broker-dealers registered with the Nebraska Department of Banking and Finance. In addition, as a condition to the Nebraska securities registration covering the Options, only the following Options may be sold to Nebraska residents pursuant to such registration:

      (i) Options on securities issued or guaranteed by Canada, any Canadian province, any political subdivision of any such province or any agency or corporate or other instrumentality of one or more of the foregoing;

      (ii) Options on securities that are listed on (or equal in seniority with or senior to securities that are listed on) the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and

      (iii) Index Options.


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

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

RISKS OF TRADING IN CANADIAN SECURITIES.......................................4

THE CORPORATION...............................................................4

DESCRIPTION OF OPTIONS........................................................5

         General..............................................................5
         Styles of Options....................................................6
         Obligations of the Corporation.......................................6
         Acceptance and Rejection of Transactions by the Corporation..........6
         Exercise of Options..................................................7
         Remedies.............................................................8
         The Back-Up System...................................................9
         Certificateless Trading.............................................12

LEGAL OPINIONS...............................................................12

EXPERTS......................................................................12

ADDITIONAL INFORMATION.......................................................12

FINANCIAL STATEMENTS.........................................................13

                     RISKS OF TRADING IN CANADIAN SECURITIES

      The Corporation is incorporated under the laws of Canada and all of the Corporation's assets are outside of the United States. In addition, all of the Corporation's directors and officers and the persons named as experts in this prospectus are residents of Canada. Consequently, it may be difficult for investors to effect services within the United States upon such persons or to realize against them or the Corporation judgments of courts of the United States predicated upon civil liabilities under the United States securities laws. There is substantial doubt as to the enforceability in Canada in original actions or in actions for enforcement of judgments of the United States courts for liabilities predicated solely upon such laws.

      Although the Corporation, the Bourse and its members are subject to regulation by governmental authorities of various provinces of Canada, they are not subject to the regulatory jurisdiction of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "1934 Act"), except for certain members that may be subject to the 1934 Act by virtue of their activities conducted in the United States. Therefore, although U.S. investors may be able to avail themselves of remedies under the 1934 Act as against their U.S. brokers, these remedies will generally not be available to U.S. investors as against the Corporation, the Bourse and most brokers in Canada. Although certain remedies may be available to U.S. investors and U.S. brokers as against Canadian persons under applicable provisions of the Securities Act (Ontario) and the Securities Act (Quebec), in order to seek relief under these acts it may be necessary to commence legal actions in Canadian courts. Further, where a Canadian broker has no direct relationship with a U.S. customer, but simply acts as a correspondent of the customer's U.S. broker, the U.S. customer may be unable to assert any rights directly against the Canadian broker. However, U.S. brokers which do have a direct relationship with Canadian brokers may not suffer the same disability. As a practical and as a legal matter, it may be difficult or impossible for U.S. investors or U.S. brokers to assert any rights under either U.S. or Canadian law as against Canadian persons involved in the handling of Options transactions.

      Although the constitutions and rules of the Bourse are similar to the constitutions and rules of U.S. exchanges there are differences.

                                 THE CORPORATION

      The Corporation was incorporated under the laws of Canada on September 29, 1974, as The Canadian Clearing Corporation For Options Limited for the purpose of acting as the issuer and primary obligor of, and as the clearing facility for transactions in, options traded on the Toronto Stock Exchange ("TSE"). By Agreement dated April 7, 1977, it acquired all of the business and assets, and assumed all of the liabilities and obligations, of The Montreal Options Clearing Corporation, which was incorporated on July 11, 1975. Eventually, the Corporation served as the issuer and primary obligor of, and as the clearing facility for, transactions in options traded on the Bourse, the TSE, the Toronto Futures Exchange ("TFE") and the Vancouver Stock Exchange ("VSE"). In January 1996, the name of the Corporation was changed from Trans Canada Options Inc. to the Canadian Derivatives Clearing Corporation.

      On April 7, 1983 the Bourse, TSE, TFE and VSE signed a Memorandum of Understanding in which they established certain fundamental issues regarding the ownership and governance of the Corporation. Pursuant to that Memorandum of Understanding, on September 2, 1983, the Exchanges executed a Shareholders' Agreement respecting their holdings of shares in the Corporation and their respective duties, rights and obligations to the Corporation. On that same date, the Corporation and the Exchanges entered into a Participating Exchange Agreement dealing with the business relationship between the Corporation and the Exchanges with respect to such matters as the listing, registration, clearance and issuance of options traded on an Exchange and the criteria for their selection of underlying securities.

      The VSE ceased to be a shareholder in 1997. Under a Memorandum of Agreement dated March 15, 1999 between the Alberta Stock Exchange ("ASE"), the Bourse, the TSE and the VSE it was agreed that the ASE and the VSE would combine to create a single junior equities market, all senior equities would be transferred to the TSE, and the Bourse would handle all exchange-traded derivative products, comprising any type of option and futures contracts, including options and futures on index participation units. Under this agreement, the futures contracts traded on the TFE were transferred to the Bourse, and the TFE ceased all trading effective December 21, 1999. As part of the same restructuring program, the shares in the Corporation held by the TSE were transferred to the Bourse, and effective March 31, 2000 the Bourse became the sole shareholder of the Corporation.

      The Board of Directors of the Corporation is comprised of six members, of which three are independent directors. An "independent director" is a director that is not a member of the Corporation (or an associated person of a member) or an officer or employee of the Corporation or the Bourse. The non-independent directors include a director of the Bourse, a representative from a member firm and the Corporation's Senior Vice President and Chief Clearing Officer.

      The Corporation serves as the issuer of every outstanding Option of the Bourse and bears the primary obligation to perform upon the exercise of an Option. In addition, the Corporation acts as the clearing facility through which the settlement of Options transactions effected on the Bourse is made.

      The principal office of the Corporation is located at 800 Victoria Square, Montreal, Quebec H4Z 1A9. The Corporation also has an office located at 65 Queen Street West, Suite 700, Toronto, Ontario M5H 2M5.

                             DESCRIPTION OF OPTIONS

General

      The securities to be registered are Put and Call Option contracts that may be purchased and sold in transactions on the Bourse. The Options are issued by the Corporation and each Option relates to a particular Underlying Interest that is listed on a recognized securities exchange. The Corporation also issues Options on Canadian government bonds and various indices and sub-indices. Subject to certain limitations, the Clearing Member acting on behalf of a holder of a Call Option on a common stock or a bond has the right to purchase from the Corporation, and the Clearing Member acting on behalf of a holder of a Put Option on a common stock or a bond has the right to sell to the Corporation, the Underlying Interest covered by the Option at the exercise settlement amount at any time prior to the expiration of the Option.

Subject to similar limitations, Options on stock indices give the Clearing Member acting on behalf of a holder the right to receive a cash Exercise Settlement amount equal to the amount by which the fixed exercise price of the Option exceeds (in the case of a Put) or is less than (in the case of a Call) the settlement value of the underlying index on the expiration date, multiplied by $100. A list of the underlying securities and indices and details of the terms of Options that are traded on the Bourse may be obtained from the Corporation, from the Bourse or from a Clearing Member of the Bourse.

      Detailed information concerning the rights and obligations of holders and writers of options is contained in a disclosure booklet entitled "The Characteristics and Risks of Listed Canadian Options". Brokers are required to furnish the disclosure booklet to their customers.

Styles of Options

      The Options issued by the Corporation are classified as either American-style Options or European-style Options. At this time, all Options issued by the Corporation are American-style Options except for Index Options, which are European-style Options. The difference between the two styles of Options is their applicable exercise periods. American-style Options may be exercised at any time between their purchase and expiration. European-style Options may generally be exercised only during a specified period immediately prior to their expiration. Index Options are currently exercisable only at expiration.

Obligations of the Corporation

      The obligations of the Corporation to its Clearing Members acting on behalf of holders and writers of Options are presented in its By-laws and Rules, copies of which may be obtained in the manner described below under "Additional Information." The following is a brief summary of some, but not all, of those obligations, and is qualified in its entirety by the provisions of the By-laws and Rules themselves.

Acceptance and Rejection of Transactions by the Corporation

      An Option transaction is automatically accepted by the Corporation if it is included in the Corporation's summary of completed trades and if the premium has been paid. From the point of view of the Corporation, the premium for an Option purchased in a client (customer) account is deemed to be paid only when the buyer's Clearing Member has paid its total net premium obligations to the Corporation for all Options purchased through that Clearing Member's client account. If the Clearing Member does not make this payment, the Corporation may reject the transaction, notwithstanding that the customer may have paid the premium to his broker. The Corporation intends to reject all opening purchase transactions in which the premium is not paid, except when it determines that it has available adequate liquid assets of the defaulting Clearing Member to meet that Clearing Member's obligations to the Corporation. The Corporation also intends to reject closing purchase transactions in which the premium is not paid if the position being closed out is margined at the Corporation by the deposit of the Underlying Interest or an escrow receipt in respect thereof, and it intends to accept all closing purchase transactions where cash margin may be utilized to pay the premium.

      If a transaction is rejected for nonpayment of the premium, the Corporation will promptly notify the writer's Clearing Member. The writer will then have the remedies available under the by-laws of the Bourse where the transaction occurred.

Exercise of Options

      The exercise of an Option - whether a Put or a Call - takes place only through the Corporation by the timely submission of an exercise notice to the Corporation by the Clearing Member acting on behalf of the exercising holder. An effective Exercise Notice is assigned by the Corporation to a Clearing Member acting on behalf of a writer of an Option having the same terms as the exercised Option. This Clearing Member (who is called the "Assigned Clearing Member") is then obligated to sell (in the case of a Call) or purchase (in the case of a Put) the Underlying Interest represented by the Option against payment of the Exercise Settlement Amount, or, in the case of a Stock Index Option, to pay the Exercise Settlement Amount.

      Subject to certain limitations on exercise, Clearing Members may exercise Options by giving proper notice to the Corporation during the regular trading hours of the Bourse on days other than the expiration date, and prior to the expiration time on the expiration date.

      In order to exercise an outstanding Option, an Exercise Notice in acceptable form must be tendered to the Corporation not later than the exercise cut-off time by the Clearing Member in whose account with the Corporation the Option is held. This means that a holder of an Option may only exercise it through the broker handling the account in which the Option is held who, if not itself the Clearing Member, must forward the Exercise Notice to the Clearing Member.

      The Corporation assumes no responsibility for the timely or proper tender to it of Exercise Notices by Clearing Members. The failure of a Clearing Member (or of any broker) to transmit an Exercise Notice within the required time or in proper form will not result in any obligation on the part of the Corporation, although, depending on the circumstances, the Clearing Member or broker responsible for the failure may be liable. If an Option is not properly exercised prior to its expiration, it will become worthless.

      Every tender of an Exercise Notice to the Corporation is irrevocable. Upon the proper and timely tender of an Exercise Notice, the exercising Clearing Member acting on behalf of a holder will be under a contractual obligation to pay the Exercise Settlement Amount for the Underlying Interest (in the case of a Call) or to deliver the Underlying Interest (in the case of a Put) on the "Exercise Settlement Date," even though the Underlying Interest may change in value after the Exercise Notice has been tendered. When a Call is exercised, the exercising Clearing Member acting on behalf of a holder becomes subject to all of the risks of a holder of the Underlying Interest and to the applicable margin requirements.

      An Exercise Notice that is properly submitted to the Corporation before 5:30 p.m. on any business day prior to the expiration date, or before the expiration time on the expiration date, will be assigned by the Corporation as of that day. The Exercise Notice will be assigned to a randomly selected Clearing Member account with the Corporation that reflects the writing of an Option of the same series as the exercised Option.

      If the Corporation assigns an Exercise Notice to the client (customer) account of a Clearing Member, that Member is required to reassign the Exercise Notice to a customer maintaining a position as a writer in the account, or to the client (customer) account of a broker who has cleared a writing transaction through the Clearing Member.

      In the case of a Call, the Clearing Member to whom an Exercise Notice is assigned, and in the case of a Put, the Clearing Member who is exercising the Put, is required to deliver the Underlying Interest represented by the Option in good deliverable form (as defined in the Rules of the Corporation and the By-laws of the Bourse) against the payment of the Exercise Settlement Amount. Clearing of transactions in underlying securities arising from Exercise Notices will be through the systems presently used for settlement of transactions in underlying securities.

      Upon delivery of the Underlying Interest to the Clearing Member representing the exercising holder (in the case of a Call) or the assigned writer (in the case of a Put) the obligations of the Corporation will be completely discharged and the Corporation will have no responsibility if the Clearing Member should fail to deliver the Underlying Interest to or upon the order of the exercising holder, or the assigned writer, as the case may be.

      Upon the exercise of a Stock Index Option, the Exercise Settlement Amount is credited to the exercising Clearing Member's account with the Corporation and charged to the account of the assigned Clearing Member. (If an out-of-the-money Option were to be exercised, the Exercise Settlement Amount would be negative, and the flow of funds would be reversed.) The Corporation's obligations are discharged when the Exercise Settlement Amount is credited to the account of the exercising Clearing Member.

Remedies

      Following the exercise and assignment of an Option, if the Delivering Clearing Member required to make delivery fails to complete such delivery by the Exercise Settlement Date, the Delivering Clearing Member will be in default of its obligations. The Corporation may take or cause, authorize or require to be taken whatever steps it may deem necessary to effect delivery or otherwise settle with the Receiving Clearing Member. Without limiting the generality of the foregoing, the Corporation may acquire and deliver the Underlying Interest on the open market, enter into an agreement with the Receiving Clearing Member and the Delivering Clearing Member relating to the failed delivery, and/or take such other action as the Corporation may, in its absolute discretion, deem appropriate or necessary in order to ensure that Clearing Members' obligations are fulfilled and any such action shall constitute an obligation of the delivering Clearing Member. In the event that the purchase of the undelivered Underlying Interest at the best available market for the account of the Receiving Clearing Member exceeds the Exercise Settlement Amount, the defaulting Delivering Clearing Member shall be liable for and shall promptly pay to the Corporation or the Receiving Clearing Member, as the case may be, the amount of such difference.

      If the Receiving Clearing Member required to receive fails to receive, or fails to pay the Exercise Settlement Amount for, all the Underlying Interests delivered to it in Good Deliverable Form in fulfillment of an exercised Option, and such failure shall continue beyond 1:45 p.m. on the Exercise Settlement Date, the Receiving Clearing Member will be in default of its obligations. The Corporation may take or cause, authorize or require to be taken whatever steps it may deem necessary to effect payment to, or otherwise settle with, the Delivering Clearing Member. Without limiting the generality of the foregoing, the Corporation or the Delivering Clearing Member may, upon notice to the defaulting Receiving Clearing Member and, if such action is taken by the Delivering Clearing Member, to the Corporation, sell out in the best available market, for the account and liability of the defaulting Receiving Clearing Member, all or any part of the undelivered Underlying Interest, and/or take such other action as the Corporation may, in its absolute discretion, deem appropriate or necessary in order to ensure that the Clearing Members' obligations are fulfilled and any such action shall constitute an obligation of the Receiving Clearing Member. Notice of any deficiency arising from such sell-out shall be submitted immediately to the Corporation and the defaulting Receiving Clearing Member. The defaulting Receiving Clearing Member shall pay promptly, and in any event prior to 10:00 a.m. on the Business Day following the day on which the sell-out is executed, to the Delivering Clearing Member the difference, if any, between the Exercise Settlement Amount and the price at which such Underlying Interest was sold out.

      If a party to an Index Option exercise is suspended or fails to pay the exercise settlement amount, there is no underlying security to be bought in or sold out by the other party. Accordingly, the Corporation is substituted for the defaulting Clearing Member and is obligated to pay or receive the exercise settlement amount in due course on its behalf.

The Back-Up System

      The settlement procedures of the Corporation are designed so that for every outstanding Option there will be a writer, and a Clearing Member representing the writer (unless the Clearing Member is also the writer), of an Option of the same series who has undertaken to perform the obligations of the Corporation in the event an Exercise Notice for the Option is assigned to him. As a result, no matter how many Options of a particular series may be outstanding at any time, there will always be a group of writers of options of the same series who, in the aggregate, have undertaken to perform the Corporation's obligations with respect to such Options.

      Once an Exercise Notice for an Option is assigned to a particular Clearing Member representing a writer, that Clearing Member representing the writer is contractually obligated to deliver the Underlying Interest (in the case of a Call) to pay the Exercise Settlement Amount (in the case of a Put) or to pay the Exercise Settlement Amount in accordance with the terms of the Option (in the case of a Stock Index Option). This contractual obligation of the Clearing Member representing the writer is secured by the securities or other margin which the Clearing Member representing the writer is required to deposit with the Corporation.

      The Clearing Member representing the writer is also obligated, whether or not his customer performs, to perform the writer's obligations on an assigned Option. Standing behind a Clearing Member's obligations are (1) the Clearing Member's minimum capital requirements, (2) the Clearing Member's margin deposits with the Corporation, (3) the Corporation's lien or pledge on certain of the Clearing Member's assets, and (4) the Clearing Fund.

            1. The Clearing Member's minimum capital requirements. A Clearing Member must be either a member of an exchange recognized by a Canadian province (an "SRO Clearing Member") or a bank to which the Bank Act (Canada) applies (a "Bank Clearing Member"), and must be registered for trading in securities under the applicable securities act of a Canadian province. SRO Clearing Members must maintain the minimum capital requirements pursuant to the by-laws of the Investment Dealers Association of Canada or of the exchange of which it is a member and the minimum capital requirements set by the regulations under applicable securities legislation. Bank Clearing Members must meet either (a) the minimum capital adequacy requirements and liquidity requirements that may be set from time to time under the Bank Act (Canada) and the regulations thereto, or (b) the minimum capital adequacy requirements and liquidity requirements that may be set from time to time by the Canadian Office of the Superintendent of Financial Institutions.

            Although the Corporation and the Bourse seek to achieve compliance with the minimum capital requirements by their respective members, including Clearing Members, neither the Corporation nor the Bourse is liable for any damages suffered as a result of any Clearing Member's failure to comply with those requirements.

            2. The Clearing Member's margin deposits. Each Clearing Member is required, with respect to each Option for which it represents the writer, either, in the case of a Call, to deposit the Underlying Interest represented by the Option (or, in certain cases, a security exchangeable for or convertible into the Underlying Interest, herein referred to as the "other security") or, in the case of a Call or a Put, to deposit and maintain specified margin with the Corporation. The deposit of the Underlying Interest (or other security) is made with a financial institution or other depository satisfactory to the Corporation. Clearing Members may also file with the Corporation escrow receipts issued by approved financial institutions. An escrow receipt is a representation by the issuing financial institution to the Corporation that a customer's securities are held in safe custody to the order of the Corporation. Although the Corporation has no reason to believe that any approved financial institution or depository will not promptly deliver the Underlying Interest in accordance with the terms of its agreement with the Corporation, there can be no assurances that a financial institution or depository will not default under the terms of such agreement, and a default could adversely affect the Corporation's ability to perform its obligations as the issuer of Options.

            The Clearing Member must maintain each day with the Corporation margin, in an amount prescribed by the Corporation, in the form of cash, securities issued or guaranteed by the government of Canada or a province thereof, bank letters of credit, bankers' acceptances or valued securities. The Corporation may from time to time accept other forms of margin deposit in accordance with its operating policies then in effect.

            If an Exercise Notice has been assigned to a Clearing Member in respect of an Option held in a short position, it is required (in the event that the Underlying Interest represented by the Option has not been deposited) to maintain margin with the

      Corporation with respect to the assigned Option in an amount prescribed by the Corporation.

            The Corporation is authorized to require any Clearing Member to deposit higher margins at any time in the event it deems such action necessary and appropriate in the circumstances to protect the interests of the other Clearing Members, the Corporation or the public.

            3. The Corporation's lien. In the event that a Clearing Member defaults in its obligations under the Corporation's Rules respecting the fulfillment of any Options contract, the securities (including customers' securities), margin, clearing funds and other funds deposited by such Clearing Member (and, where required, clearing funds deposited by other Clearing Members) with or to the order of the Corporation may be applied by the Corporation to fulfill such Clearing Member's obligations. The proceeds from the securities of a customer of a Clearing Member may be used only to satisfy the obligations of such Clearing Member relating to its customer accounts.

            4. The Clearing Fund. Upon acceptance to membership, each Clearing Member must maintain a minimum amount of assets at all times (the base deposit) in the Clearing Fund. For those Clearing Members admitted to clear Options, the base deposit is $25,000. For those Clearing Members admitted to clear futures contracts, the base deposit is $75,000.

            Thereafter, the amount of each member's Clearing Fund deposit will vary depending upon the member's number of open positions, but in no event will decline below the base deposit. All Clearing Fund deposits must be made in cash or by the deposit of securities issued or guaranteed by the government of Canada or a province thereof and approved by the Corporation, and having a maturity of one year or less. Such securities are valued at not less than 90% of their face value.

            If a Clearing Member fails to discharge any obligation to the Corporation, that Clearing Member's Clearing Fund deposit may be applied to the discharge of that obligation. If there is a deficiency in its Clearing Fund deposit, the Clearing Member is liable to the Corporation for the full amount of that deficiency. If a Clearing Member's obligation to the Corporation exceeds its total Clearing Fund deposit, the amount of the deficiency will be charged pro rata by the Corporation against all other Clearing Members' deposits to the Clearing Fund. Whenever any amount is paid out of the Clearing Fund as a result of any such pro rata charge, every other Clearing Member is required promptly to make good any deficiency in its own deposit resulting from such payment. However, no Clearing Member is required to pay more than an additional 100% of the amount of its prescribed Clearing Fund deposit if: (a) within three business days following the pro rata charge it notifies the Corporation that it is terminating its membership and closes out or transfers all of its clearing positions; (b) no Opening Purchase Transaction or Opening Writing Transaction is submitted for clearance through any of the Clearing Member's accounts after the giving of such notice; and (c) the Clearing Member closes out or transfers all of its Open Positions as promptly as practicable after the giving of such notice.


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

            Clearing Members' deposits to the Clearing Fund may be applied to the discharge of any of their obligations to the Corporation, including obligations arising from transactions on an Exchange accepted for clearance by the Corporation, or the assignment of Option exercise notices. The Clearing Fund is not a general indemnity fund available to other persons (whether or not they are customers of a Clearing Member) for the payment of any other obligation.

            The Corporation will also have available its own assets in the event that the Clearing Fund is deficient. However, the assets of the Corporation are limited.

      Neither the Bourse nor any approved participant of the Bourse (except as such approved participant may be the writer or a Clearing Member or a broker representing the writer to whom an exercise notice has been assigned) has an obligation for the performance of any Option upon the exercise thereof.

Certificateless Trading

      Certificates for Options will not be issued by the Corporation to evidence the issuance of Options. The ownership of Options is evidenced by the confirmations and periodic statements which customers receive from their brokers, and which show each Put or Call held or written, the Underlying Interest and the number of shares of other units thereof subject to the Option, the exercise price and the expiration month.

                                 LEGAL OPINIONS

      Davies Ward Phillips & Vineberg LLP of Toronto, Ontario, counsel to the Corporation, has given its opinion that the Options covered by this Registration Statement have been duly authorized and, when duly issued in accordance with the By-laws and Rules of the Corporation, will be valid and legally binding obligations of the Corporation in accordance with and subject to such By-laws and Rules.

                                    EXPERTS

      The financial statements of the Corporation included in Part II of this Registration Statement as of December 31, 2003 and December 31, 2002 and for the years then ended have been audited by KPMG LLP, Chartered Accountants, as stated in their report included herein. The financial statements of the Corporation included in Part II of this Registration Statement for the year ended December 31, 2001 have been audited by Ernst & Young LLP, Chartered Accountants, as stated in their report included herein. Such financial statements have been so included in reliance upon the reports of KPMG LLP and Ernst & Young LLP, respectively, given upon authority of such firms as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      Important information regarding the risks and uses of Options is contained in the disclosure booklet entitled "The Characteristics and Risks of Listed Canadian Options" referred


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

to above under the caption "Description of Options -- General." Customers may obtain this booklet from their brokers.

      This prospectus contains a brief description of the rights and obligations of holders and writers of Options summarized from provisions of the By-laws and Rules of the Corporation and the By-laws of the Bourse as in effect on the date of this prospectus. These documents may be inspected at the Montreal and Toronto offices of the Corporation, and at the offices of the Bourse for a nominal fee.

      Certain other information regarding the Corporation may be obtained as described on the cover page of this prospectus.

                              FINANCIAL STATEMENTS

      There are set forth in Part II of this Registration Statement: audited balance sheets of the Corporation as at December 31, 2003 and 2002; and audited statements of earnings, retained earnings and cash flows for each of the fiscal years ended December 31, 2003, December 31, 2002 and December 31, 2001.

      All dollar amounts in the following financial statements are expressed in Canadian dollars. A floating exchange rate determines the value of the Canadian dollar against the U.S. dollar. That exchange rate is published daily in the financial section of most major newspapers.

      A purchaser of an Option acquires no ownership interest in the Corporation itself, and holders of Options rely primarily on the Corporation's back-up system rather than its assets to stand behind the Corporation's obligations in respect of the Options that it issues.

Although the Bourse is not an issuer of or obligor on the Options, the financial statements of the Bourse may be relevant to the continued operations of the Corporation and are available for inspection at the Montreal and Toronto offices of the Corporation and at the offices of the Bourse without charge.


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